Exhibit 99.1

CORMEDIX INC. REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – November 9, 2021 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the third quarter and nine months ended September 30, 2021 and provided an update on recent developments.

Recent Corporate and Regulatory Highlights:

•	As noted previously, there was a delay as a result of issues at the third-party manufacturer, or CMO, unrelated to the manufacture of DefenCath. Together with our CMO, we have been able to resume manufacturing activities and are continuing to complete the work that is required to address the deficiencies identified at the manufacturing facility.

•	CorMedix continues to work diligently toward the resubmission of the DefenCath NDA and plans to provide an update when we have clarity on the submission timeline.

•	CorMedix announced in October that its Board had appointed Matt David M.D., CorMedix’s EVP and Chief Financial Officer, as interim Chief Executive Officer. In addition, CorMedix expanded the responsibilities of Phoebe Mounts, Ph.D., Esq., EVP, General Counsel, and Head of Regulatory, Compliance, and Legal to include leadership of the Technical Operations group.

•	CorMedix presented three abstracts at industry conferences including the Association of Managed Care Pharmacy (AMCP) Nexus conference in October and the American Society of Nephrology (ASN) conference in November. The presentations highlighted retrospective analyses that were conducted to better understand the incidence of and mortality related to CRBSIs and economic costs related to these infections.

•	Cash and short-term investments, excluding restricted cash, at September 30, 2021 amounted to $72.0 million.

Dr. Matt David, CorMedix interim CEO, commented, “We are pleased that we have been able to resume manufacturing activities at our CMO and look forward to providing updates over the coming months. As the recent industry conference presentations have highlighted, catheter related bloodstream infections are common in patients receiving hemodialysis via central venous catheters and are associated with significant morbidity and mortality. We remain steadfast in our commitment to these patients as we seek to bring DefenCath to market upon its approval.”

Third Quarter and Nine Month 2021 Financial Highlights

For the third quarter of 2021, CorMedix recorded a net loss of $8.6 million, or $0.22 per share, compared with a net loss of $6.6 million, or $0.22 per share, in the third quarter of 2020. The higher net loss recognized during the third quarter of 2021 compared with 2020 was due to the net increase in costs related to the manufacturing of DefenCath prior to its potential marketing approval.

Operating expenses in the third quarter of 2021 increased approximately 30% to $8.6 million, compared with $6.6 million in the third quarter of 2020. R&D expense increased approximately 62% to $4.7 million compared to $2.9 million in the third quarter of 2020, mainly due to net increase in costs related to the manufacturing of DefenCath prior to its potential marketing approval. SG&A expense increased approximately 4% to $3.8 million compared with $3.7 million in the third quarter of 2020. This increase was driven primarily by an increase in non-cash charges for stock-based compensation and an increase in personnel expenses, partially offset by decreases in costs related to market research studies in preparation for the potential marketing approval of DefenCath and in consulting fees.

For the nine months ended September 30, 2021, CorMedix recorded a net loss of $20.4 million, or $0.54 per share, compared with a net loss of $15.9 million, or $0.58 per share, in the first nine months of 2020. The increase in net loss in the first nine months of 2021 was driven primarily by a lower tax benefit from the New Jersey NOL program.

Operating expenses in the first nine months of 2021 were $21.7 million compared with $21.2 million during the comparable period in 2020, an increase of $0.5 million, or 2%. This increase was primarily due to higher SG&A expenses throughout the organization, partially offset by a net decrease in costs related to the manufacturing of DefenCath prior to its potential marketing approval.

Total cash on hand and short-term investments as of September 30, 2021 was $72.0 million, excluding restricted cash of $0.2 million. The Company believes that, based on the Company’s cash resources at September 30, 2021, it has sufficient resources to fund operations at least through 2022, after taking into consideration the costs for re-submission of the NDA and initial preparations for the commercial launch for DefenCath.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, November 9, 2021, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information is as follows:

Domestic: 877-423-9813

International: 201-689-8573

Conference ID: 13723602

Webcast: Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the NDA received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The Company received a Complete Response Letter from FDA stating that the NDA could not be approved until satisfactory resolution of deficiencies at the contract manufacturing facility, including in-process controls for the filling operation. CorMedix also intends to develop DefenCath as a catheter lock solution for use in oncology and total parenteral nutrition patients. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. Neutrolin® is CE Marked and marketed in Europe and other territories as a medical device. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the DefenCath development path for marketing authorization; the resources needed to secure approval of the new drug application for DefenCath from the FDA; our ability to address the deficiencies identified at our CMO in connection with the manufacture of DefenCath; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

(617) 430-7576

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CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Net sales	$38,088	$93,020	$134,539	$183,517
Cost of sales	(25,166)	(79,913)	(100,931)	(147,614)
Gross profit (loss)	12,922	13,107	33,608	35,903
Operating Expenses:
Research and development	(4,741,228)	(2,925,355)	(9,897,763)	(11,082,764)
Selling, general and administrative	(3,836,613)	(3,691,507)	(11,793,509)	(10,089,252)
Total Operating Expenses	(8,577,841)	(6,616,862)	(21,691,272)	(21,172,016)
Loss From Operations	(8,564,919)	(6,603,755)	(21,657,664)	(21,136,113)
Other Income (Expense)	(4,447)	3,008	(11,761)	25,980
Net Loss Before Income Taxes	(8,569,366)	(6,600,747)	(21,669,425)	(21,110,133)
Tax Benefit	-	-	1,250,186	5,169,395
Net Loss	(8,569,366)	(6,600,747)	(20,419,239)	(15,940,738)
Total other comprehensive income (loss)	(3,679)	(5,931)	(6,504)	2,402
Comprehensive Loss	$(8,573,045)	$(6,606,678)	$(20,425,743)	$(15,938,336)
Net Loss Per Common Share – Basic and Diluted	$(0.22)	$(0.22)	$(0.54)	$(0.58)
Weighted Average Common Shares Outstanding – Basic and Diluted	38,113,514	29,601,412	37,515,298	27,276,648

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	September 30,	December 31,
	2021	2020

ASSETS
Cash and cash equivalents and restricted cash	$66,552,961	$42,096,783
Short-term investments	$5,653,202	$4,444,072
Total Assets	$75,389,223	$49,308,303

Total Liabilities	$6,045,042	$5,085,291
Accumulated deficit	$(237,868,094)	$(217,448,855)
Total Stockholders’ Equity	$69,344,181	$44,223,012
Total Liabilities and Stockholders’ Equity	$75,389,223	$49,308,303

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA

(Unaudited)

	Nine Month Periods Ended September 30,
	2021	2020

Cash Flows from Operating Activities:
Net loss	$(20,419,239)	$(15,940,738)
Net cash used in operating activities	(15,285,863)	(16,034,152)
Cash Flows from Investing Activities:
Net cash provided by (used in) investing activities	(2,005,711)	9,273,640

Cash Flows from Financing Activities:
Proceeds from the public offering, net	-	21,320,170
Proceeds from sale of common stock from at-the-market program, net	41,455,630	3,045,730
Proceeds from exercise of warrants	164,886	411,751
Proceeds from exercise of stock options	137,035	-
Net cash provided by financing activities	41,757,551	24,777,651
Net Increase in Cash	24,456,178	18,022,265
Cash - Beginning of Period	42,096,783	16,525,187
Cash - End of Period	$66,552,961	$34,547,452